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                                  PRESS RELEASE
                                  =============


PATAPSCO BANCORP, INC.
For further information contact Joseph Bouffard, President
(410-285-9327 or jbouffard@patapscobank.com)

      PATAPSCO BANCORP, INC. ANNOUNCES QUARTERLY AND YEAR TO DATE EARNINGS
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         Baltimore, Md. January 28, 2005 - Patapsco Bancorp, Inc. (OTC,
Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced that earnings for the first half of the Company's fiscal year ended December 31, 2004 were $694,000 or $.36 diluted earnings per share, compared to net income of $698,000 or $.37 diluted earnings per share for the prior year comparable period.

         For the second quarter of the Company's fiscal year 2005, ended December 31, 2004 the Company announced earnings of $360,000 or $.22 diluted earnings per share as compared to net income of $344,000 or $.21 diluted earnings per share for the prior year comparable period. This represented increases of 5% in earnings and diluted earnings per share.

         The Company's return on average assets and return on average equity were .68% and 8.21% respectively, for the six months ended December 31, 2004 on an annualized basis. This compared to a return on average assets of .83% and a return on average equity of 8.68% in the same period during the previous year.

          As of December 31, 2004, Patapsco Bancorp, Inc. reported assets of $204 million and total stockholders' equity of $17.1 million compared to $211 million and $16.4 million at June 30, 2004, the Company's last fiscal year end.

          The Patapsco Bank serves Baltimore City and the surrounding counties from its offices located in Carney, Dundalk, Glen Arm, Hampden and Parkville.

         Attached hereto is a summary of the unaudited financial highlights for the periods discussed herein.


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FINANCIAL HIGHLIGHTS (UNAUDITED)
PATAPSCO BANCORP, INC. AND SUBSIDIARY

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                                                              For the Six Months Ended                For the Three Months Ended
                                                                    December 31                              December 31
                                                          --------------------------------         --------------------------------
      (Dollars in thousands, except per share data)            2004            2003                     2004            2003
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
OPERATING RESULTS:
Interest income                                               $ 5,934         $ 5,083                  $2,969          $2,506
Interest expense                                                1,878           1,878                     941             919
                                                              -------         -------                  ------          ------
Net interest income                                             4,056           3,205                   2,028           1,587
Provision for loan losses                                          85              42                      50               0
                                                              -------         -------                  ------          ------
Net interest income after provision                             3,971           3,163                   1,978           1,587
   for loan losses
Gain on Sale of Loans                                               0              13                       0               3
Other Noninterest income                                          309             220                     179             111
Noninterest expense                                             3,195           2,288                   1,593           1,157
Provision for income taxes                                        391             410                     204             200
                                                              -------         -------                  ------          ------
Net income                                                    $   694         $   698                  $  360          $  344
                                                              =======         =======                  ======          ======

PER SHARE DATA:(1)
Net income per share, basic                                   $  0.42         $  0.44                  $ 0.22          $ 0.21
Net income per share, diluted                                 $  0.36         $  0.37                  $ 0.19          $ 0.18

Book Value per common share                                   $ 10.48         $  9.92
Tangible Book Value per Share (2)                             $  7.67         $  8.05
Period End Stock Price                                        $ 14.00         $ 12.50
Stock Price as a percentage of tangible book value             182.53%         155.22%

PERFORMANCE RATIOS: (3)
Return on average assets                                         0.68%           0.83%                    0.70%          0.83%
Return on average equity                                         8.21%           8.68%                    8.45%          8.64%
Net interest margin                                              4.20%           4.04%                    4.30%          4.02%
Net interest spread                                              4.00%           3.76%                    4.12%          3.75%

                                                                        AT
                                                          --------------------------------
                                                            December 31       June 30
                                                               2004            2004
                                                          --------------------------------
BALANCES
Net Loans                                                    $154,382         $151,413
Total Assets                                                 $203,567         $210,616
Deposits                                                     $163,159         $168,132
Borrowings                                                   $ 21,400         $ 22,900
Stockholder's Equity                                         $ 17,120         $ 16,380

CAPITAL  & CREDIT QUALITY RATIOS
Stockholder's equity to total assets                             8.41%            7.75%
Allowance for loan losses to total loans                         0.60%            0.61%
Nonperforming assets to total assets                             0.29%            0.24%
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(1) Per share amounts have been adjusted for stock dividends.
(2) Tangible book value per share deducts goodwill fron common equity and assumes all preferred shares convert to common.
(3) Amounts for the three and six month periods ended December 31, 2004 and 2003 are annualized.